Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 15, 2008

among

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.,

ALLSCRIPTS, LLC,

A4 HEALTH SYSTEMS, INC.,

A4 REALTY, LLC,

EXTENDED CARE INFORMATION NETWORK, INC., and

The Parties From Time to Time Joined as additional Borrowers hereunder as Borrowers

The Lenders From Time to Time Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC.

as Lead Arranger

Schedule 1 – Commitments

Schedule 2 – Existing Letters of Credit

Schedule 3.06 – Litigation

Schedule 3.12 – Subsidiaries

Schedule 6.02 – Existing Liens

Schedule 6.09 – Affiliate Transactions

Exhibit A – Assignment and Assumption

Exhibit B – Compliance Certificate

Exhibit C-1 – Form of Revolving Note

Exhibit C-2 – Form of Backstop Loan Note

Exhibit D-1 – Form of Joinder Agreement for Guarantor

Exhibit D-2 – Form of Joinder Agreement for Borrower

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, restated, supplemented and in effect from time to time, herein called this “Agreement”) dated as of August 15, 2008 (the “Effective Date”), among ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a Delaware corporation (the “Company”), ALLSCRIPTS, LLC, a Delaware limited liability company, A4 HEALTH SYSTEMS, INC., a North Carolina corporation, A4 REALTY, LLC, a North Carolina limited liability company, EXTENDED CARE INFORMATION NETWORK, INC., a Delaware corporation, such parties as may be added as additional BORROWERS hereunder from time to time, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A. (“JPMC”), as Administrative Agent for the Lenders.

WHEREAS, the Company and certain of its subsidiaries, and JPMC as Administrative Agent and Lender, are party to that certain Credit Agreement dated as of December 31, 2007 (the “Existing Credit Agreement”).

WHEREAS, in connection with the contemplated MHS Acquisition (as defined below), the Company and the other Borrowers have requested that JPMC as Administrative Agent and Lender amend and restate the Existing Credit Agreement, and JPMC as Administrative Agent and Lender has agreed to so amend and restate the Existing Credit Agreement subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in that capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans or LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time), and (b) with respect to the Backstop Loan, (i) prior to the funding of the Backstop Loan, a percentage equal to the fraction the numerator of which is such Lender’s Backstop Loan Commitment, and the numerator of which is the aggregate Backstop Loan Commitment of all Backstop Lenders and (ii) after the funding of the Backstop Loan, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Backstop Loan and the denominator of which is the aggregate outstanding amount of the Backstop Loans of all Backstop Lenders.

“Applicable Rate” means, for any day with respect to any Prime Rate Loan or Eurodollar Loan or with respect to the Facility Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Prime Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date; but until the date of delivery to the Administrative Agent of the Company’s consolidated financial statements for first Fiscal Quarter ending after the Effective Date hereof pursuant to Section 5.01(b), the Eurodollar Spread shall be 1.625%, the Prime Spread shall be 0.00% and the Facility Fee Rate shall be 0.25%:

Total Leverage Ratio	Prime Spread	Eurodollar Spread	Facility Fee Rate
Category 1: greater than or equal to 2.50	0.00%	1.75%	0.30%
Category 2: greater than or equal to 2.00 but less than 2.50	0.00%	1.625%	0.25%
Category 3: greater than or equal to 1.50 but less than 2.00	0.00%	1.50%	0.225%
Category 4: greater than or equal to 1.10 but less than 1.50	0.00%	1.375%	0.20%
Category 5: less than 1.10	0.00%	1.25%	0.175%

Except as set forth in the immediately preceding sentence, for purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each Fiscal Quarter of the Company’s Fiscal Year based upon the Company’s consolidated financial statements delivered pursuant to Sections 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; but the Total Leverage Ratio shall be deemed to be in Category 1 at the request of the Required Lenders if the Borrowers fail to timely deliver the consolidated financial statements required to be delivered by them pursuant to Sections 5.01(a) or (b), during the period from the deadline for delivery thereof until such consolidated financial statements are received.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Sale” shall have the meaning assigned to such term in Section 6.05 hereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent and the Company, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

“Backstop Lender” means, as of the date of determination, a Lender with a Backstop Loan Commitment or, if the Backstop Loan has been funded, a Lender holding all or any portion of the Backstop Loan.

“Backstop Loan” means the loan, if any, made pursuant to Section 2.01(b).

“Backstop Loan Commitment” means (a) as to any Backstop Lender, the aggregate commitment of such Backstop Lender to make the Backstop Loan as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Backstop Lender, and (b) as to all Backstop Lenders, the aggregate commitment of all Backstop Lenders to make the Backstop Loan, which aggregate commitment shall be $50,000,000 on the date of this Agreement. After advancing the Backstop Loan, each reference to a Backstop Lender’s Backstop Loan Commitment shall refer to that Backstop Lender’s Applicable Percentage of the Backstop Loan.

“Backstop Loan Commitment Termination Date” means the earlier to occur of (i) the Business Day immediately following the Change of Control Repurchase Date, (ii) the date that is one-hundred and twenty (120) days after the date on which the MHS Acquisition is consummated, and (iii) if the MHS Acquisition has not been consummated on or before the Outside Date, the Outside Date.

“Backstop Loan Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03(b).

“Backstop Loan Funding Date” means the Change of Control Repurchase Date.

“Backstop Loan Maturity Date” means the second anniversary of the Backstop Loan Funding Date.

“Backstop Loan Notes” shall have the meaning assigned such term in Section 2.02(a) hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.

“Borrower” or “Borrowers” means, individually or collectively, the Company, Allscripts, LLC, a Delaware limited liability company, A4 Health Systems, Inc., a North Carolina corporation, A4 Realty, LLC, a North Carolina limited liability company, Extended Care Information Network, Inc., a Delaware corporation, and following the consummation of the MHS Acquisition, Misys Healthcare Systems LLC, a North Carolina limited liability company.

“Borrower Representative” means Allscripts Healthcare Solutions, Inc., a Delaware corporation, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowing” means Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a Revolving Loan Borrowing Request or the Backstop Loan Borrowing Request, as applicable.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations) by the Company and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Company and its Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means, with respect to any equipment, fixed assets or real property (including any improvements thereon) of the Company or any Subsidiary, any loss of or damage to, or any condemnation or other taking by a governmental authority of, such property, the date on which the Company or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation to replace or repair such property.

“Change in Control” means (a) any “person” or “group” as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), whether or not applicable, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 51% of the total voting power in the aggregate of all classes of Equity Interests then outstanding of the Company normally entitled to vote in elections of directors or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (1) nominated by the board of directors of the Company nor (2) appointed or approved by directors so nominated.

“Change of Control Repurchase Date” shall have the meaning ascribed to such term in the Indenture.

“Change of Control Repurchase Price” shall mean the Change of Control Repurchase Price (as such term is defined in the Indenture) arising by reason of the consummation of the MHS Acquisition in accordance with the Merger Agreement on or prior to the Outside Date.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any binding request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing is a Revolving Loan or the Backstop Loan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Backstop Loan Commitment. The initial amount of each Lenders’ Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1, as modified from time to time in accordance with the terms of this Agreement.

“Company” means Allscripts Healthcare Solutions, Inc., a Delaware corporation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Senior Debentures” means the Company’s 3.50% Convertible Senior Debentures issued under the terms of the Indenture.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to (i) prior to the funding of the Backstop Loan, the amount of such Lender’s Backstop Loan Commitment, and (ii) after the funding of the Backstop Loan, the aggregate principal amount of the Backstop Loan held by such Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBIT” means, without duplication, for any period, consolidated net income from continuing operations of the Company and its Subsidiaries, plus non-cash stock-based compensation expenses, interest expense, income taxes, and minus in the case of income or plus in the case of losses, non-cash non-operating items and one-time charges and non-cash extraordinary gains or losses and other non-cash non-recurring items of income or expense plus transaction fees and expenses associated with or incurred by the Company or any of its Subsidiaries in connection with this Agreement or any transactions contemplated herein (including, without limitation, the MHS Acquisition); provided that, if the Company or any of its Subsidiaries acquires the Equity Interests or substantially all of the assets of any Person during such period under circumstances permitted under Section 6.14 hereof, EBIT shall be adjusted to give pro forma effect to such acquisition assuming that such transaction had occurred on the first day of such period.

“EBITDA” means, without duplication, for any period, consolidated net income from continuing operations of the Company and its Subsidiaries, plus depreciation, amortization, non-cash stock-based compensation expenses, interest expense, income taxes, and minus in the case of income or plus in the case of losses, non-cash non-operating items and one-time charges and non-cash extraordinary gains or losses and other non-cash non-recurring items of income or expense plus transaction fees and expenses associated with or incurred by the Company or any of its Subsidiaries in connection with this Agreement or any transactions contemplated herein (including, without limitation, the MHS Acquisition); provided that, if the Company or any of its Subsidiaries acquires the Equity Interests or substantially all of the assets of any Person during such period under circumstances permitted under Section 6.14 hereof, EBITDA shall be adjusted to give pro forma effect to such acquisition assuming that such transaction had occurred on the first day of such period.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Borrowers or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower or any other Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Banks or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Letters of Credit” means those letters of credit described on Schedule 2 hereto.

“Facility Fee” shall have the meaning assigned such term in Section 2.10(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Fiscal Quarter” means a three (3) month period ending on the last day of each March, June, September and December of each year; provided, that if the MHS Acquisition is consummated in accordance with the Merger Agreement on or prior to the Outside Date and the Company as a result changes its fiscal year end to May 31 of each year, then “Fiscal Quarter” shall mean a three (3) month period ending on the last day of each August, November, February and May of each year.

“Fiscal Year” means a one (1) year period ending on December 31 of each year; provided, that if the MHS Acquisition is consummated in accordance with the Merger Agreement on or prior to the Outside Date and the Company as a result changes its fiscal year end to May 31 of each year, then “Fiscal Year” shall mean a one (1) year period ending on May 31 of each year.

“Fee Letter” means the fee letter agreement dated as of August 6, 2008 between JPMorgan Chase Bank, N.A., JPMorgan Securities Inc. and the Company.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any payment obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all payment obligations of such Person for borrowed money, (b) all payment obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all payment obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable not overdue more than 90 days incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in the Company’s good faith estimate), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all payment obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all payment obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For avoidance of doubt, Indebtedness shall not include deferred payment obligations of the Company in respect of acquisitions of A4 Health Systems, Inc., A4 Realty, LLC and other lines of business in an amount not to exceed $505,000. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means that certain Indenture dated as of July 6, 2004 between the Company and LaSalle Bank N.A. as Trustee pertaining to the Convertible Senior Debentures.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter of the Company, the ratio of (a) EBIT for the four Fiscal Quarters ending on such date to (b) Interest Expense for such four Fiscal Quarter period, determined in each case on a consolidated basis for Company and its Subsidiaries.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, for any period, interest expense of the Company and its Subsidiaries, on a consolidated basis, during such period, determined in accordance with GAAP, provided that, if the Company or any of its Subsidiaries acquires the Equity Interests or assets of any Person during such period under circumstances permitted under Section 6.14 hereof, Interest Expense shall be adjusted to give pro forma effect to such acquisition assuming that such transaction had occurred on the first day of such period; provided, further, that “Interest Expense” shall be calculated after giving effect to Rate Management Transactions (including associated costs), but excluding unrealized gains and losses with respect to Rate Management Transactions.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan, the last day of each Fiscal Quarter (and, in any event, September 30, 2008 if such date is not otherwise the last day of a Fiscal Quarter), and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period. On or about each Interest Payment Date, the Administrative Agent shall send a written or electronic notice (an “Interest Notice”) to the Borrower Representative stating the amount of interest then payable, which amount shall be paid to Lenders not more than five (5) Business Days after Borrower Representative’s receipt of the Interest Notice.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A. in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Without limiting the foregoing, as to any particular Letter of Credit, the Borrower Representative and any Lender may agree that such Lender (or an Affiliate of such Lender) shall be the “Issuing Bank” and in such event, such Lender shall be entitled to all of the rights, benefits and privileges of an Issuing Bank under this Agreement and the other Loan Documents (provided that the address of such Issuing Bank shall, in lieu of the address set forth in Section 9.01(iii) hereof, be such address as the Borrower Representative and such Issuing Bank may agree in writing).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any of the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate set forth on Reuters Screen LIBOR01 Page as the London Interbank Offered Rate (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next  1/16 th of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a Revolving Loan or the Backstop Loan, as applicable, and refers to a Prime Rate Loan or an Eurodollar Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letter, all instruments, certificates and agreements now or hereafter executed or delivered to the Administrative Agent or any Lender pursuant to any of the foregoing or in connection with the obligations under this Agreement and the other Loan Documents (including without limitation, any joinder agreements or similar undertakings executed and delivered with respect to this Agreement), and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Loan Guarantor” means each Loan Party which has executed a Joinder Agreement in the form of Exhibit D-1 hereto.

“Loan Guarantee” means Article X of this Agreement as it may be amended and modified and in effect from time to time.

“Loan Parties” means the Company, the Borrowers, the Borrower’s Material Domestic Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns. Subject to applicable law, each Borrower and each Subsidiary shall cause each of its material domestic subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement attached hereto as Exhibit D.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) a material impairment in the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document.

“Material Domestic Subsidiary” means, at any time of determination, any Subsidiary that has total annual revenues or total assets of more than $10,000,000 for the four Fiscal Quarters most recently ended.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Swap Agreement were terminated at such time.

“Merger Agreement” means the Agreement and Plan of Merger dated as of March 17, 2008 between the Company; Patriot Merger Company, LLC, a wholly-owned subsidiary of the Company; Misys; and MHS, together with such amendments, modifications and waivers thereof

(i) of which the Administrative Agent has been notified in writing prior to or as of the consummation of the MHS Acquisition, and (ii) which do not individually or in aggregate have a Material Adverse Effect; provided, that any amendment or modification to the definition of, or waiver in respect of the occurrence of any event constituting a, “Material Adverse Effect” (as such term is defined in the Merger Agreement) with respect to the Company or MHS shall be deemed to have a Material Adverse Effect hereunder.

“MHS” means Misys Healthcare Systems LLC, a North Carolina limited liability company.

“MHS Acquisition” means the following transactions as contemplated by the Merger Agreement: (i) the merger of Patriot Merger Company, LLC, a wholly-owned subsidiary of the Company, with and into MHS, with MHS surviving as a wholly-owned subsidiary of the Company, and with Misys or one of its subsidiaries receiving shares of the Company’s common stock in consideration thereof and (ii) Misys or one of its subsidiaries purchasing either, at Misys’ election, 18,957,142 shares of the Company’s common stock for $331,750,000 or 18,857,142 shares of the Company’s common stock for $330,000,000.

“Misys” means Misys plc, a public limited company incorporated under the laws of England.

“Misys Affiliates” means Misys and all Affiliates of Misys, other than the Borrowers and any wholly-owned subsidiaries of any of the Borrowers.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by the Company or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Company or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by the Company or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve (other than in satisfaction of any such liabilities), such amounts shall constitute Net Cash Proceeds); (iii) the Company’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and

(b) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Notes” shall mean the Revolving Notes and the Backstop Loan Notes.

“Obligations” means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) the aggregate amount of the LC Exposure, plus (iii) all other liabilities, obligations and indebtedness under any Loan Document of the Borrowers or any other Loan Party, including, but not limited to, amounts accruing subsequent to the filing of any bankruptcy receivership, insolvency or like petition, whether or not allowed in connection with such bankruptcy, receivership, insolvency or like proceeding.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outside Date” means October 31, 2008; provided, that if the parties to the Merger Agreement agree in writing to extend the Outside Date (as defined in the Merger Agreement) beyond October 31, 2008 in connection with, or as a result in delays in, obtaining any consents, clearances or approvals required under applicable laws, then the Company may by written notice delivered to the Administrative Agent on or prior to October 31, 2008 (including a copy of the written agreement by which the Outside Date was extended by the parties to the Merger Agreement) elect to extend the Outside Date by the amount of such extension, but in no event may the Outside Date be extended to a date later than December 15, 2008.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for unpaid utilities, taxes, assessments, or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Company or any of its Subsidiaries;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII;

(f) rights of set-off of banks or lenders in the ordinary course of banking arrangements;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially adversely affect the use of such property for its present purpose;

(h) any interest or title of a lessor, sublessor, licensee or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the rights, benefits or privileges of such lease or licensing agreement, as the case may be;

(i) Liens in favor of payor financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such financial institution;

(j) eases or licenses of intellectual property or other assets granted by the Company or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company or any Subsidiary; and

(k) the filing of UCC financing statements solely as a precautionary measure in connection with any transaction not prohibited hereunder;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except the Lien of that certain mortgage encumbering real property owned by A4 Realty, LLC in North Carolina and securing approximately $3,000,000.00 in the aggregate.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrowers or other Loan Party or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means, on any day, the prime rate of JPMorgan Chase Bank in effect for that day at the principal offices of JPMorgan Chase Bank, N.A. in Chicago, Illinois. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Administrative Agent and each Lender disclaims any statement, representation or warranty to the contrary. Administrative Agent, any Lender or JPMorgan Chase Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Rate Management Transaction” means (i) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between any Borrower and a Lender. and/or affiliates of such Lender which is a rate swap, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap, floor, collar, currency swap, cross-currency rate swap, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), or (ii) any type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of the foregoing transactions.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means (a) at any time when there are more than two Lenders, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time and (b) at any time when there are one or two Lenders, all of the Lenders.

“Restricted Payment” means (i) any prepayment of any subordinated debt and (ii) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary. The term “Restricted Payments” as used herein shall include management fees paid to any Person owning any Equity Interests in and to the Company or any Subsidiary but shall not include issuances of Equity Interests by the Company.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 or Section 2.19 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment. The initial aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a loan made pursuant to Section 2.01(a) as part of a Borrowing and refers to a Prime Rate Loan or an Eurodollar Loan.

“Revolving Loan Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03(a).

“Revolving Loan Maturity Date” means August 15, 2012.

“Revolving Notes” shall have the meaning assigned such term in Section 2.02(a) hereof.

“SEC Reports” means (i) the Annual Report of the Company on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission, (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the Securities and Exchange Commission, (iii) the Company’s current Reports on Form 8-K filed with the Securities and Exchange Commission prior to the date hereof (but subsequent to filing of the SEC Report described in clause (i) above).

“Sold Asset Revenues” in respect of any Asset Sale means the aggregate revenues generated by the assets and property sold or otherwise disposed of in such Asset Sale during the four Fiscal Quarter period ending immediately prior to the consummation of such Asset Sale.

“Special Cash Dividend” means that certain special cash dividend payable to holders of record of the Company’s common stock (other than Misys and its affiliates) as of the close of business on the business day immediately preceding the consummation of the MHS Acquisition pursuant to Section 3.3 of the Merger Agreement in an aggregate amount not to exceed $330,000,000 and not to exceed the aggregate purchase price paid by Misys or its affiliate designee for shares of common stock of the Company pursuant to Section 3.2 of the Merger Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in

Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Leverage Ratio” means, as of any day, the ratio of (a) Indebtedness as of such date to (b) EBITDA for the four Fiscal Quarters most recently ended, determined in each case on a consolidated basis for the Company and its Subsidiaries.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the joinder of any party to the provisions hereof, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of each other document and instrument required to satisfy the conditions precedent to the effectiveness of this Agreement under Section 4.01.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”), or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, if requested by the Borrower Representative in accordance with Section 2.03(b), each Backstop Lender agrees to make a Backstop Loan to the Company on the Backstop Loan Funding Date, in an amount of up to such Lender’s Backstop Loan Commitment; provided that in no event shall the aggregate amount of the Backstop Loans made by all Backstop Lenders exceed the aggregate Change of Control Repurchase Price required to be deposited with the paying agent in accordance with Section 3.10 of the Indenture by reason of the consummation of the MHS Acquisition in accordance with the Merger Agreement on or prior to the Outside Date. Any unused portions of the Backstop Loan Commitments shall terminate at 5:00 p.m. on the Backstop Loan Commitment Termination Date. After the funding of the Backstop Loan, any amounts repaid in respect of the Backstop Loan may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The Backstop Loan shall amortize as set forth in Section 2.08. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Revolving Loans made by each Revolving Lender may, at the request of such Lender, be evidenced by a single Note of the Borrowers (each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, a “Revolving Note,” collectively, the “Revolving Notes”) in substantially the form of Exhibit C-1, payable to the order of such Lender in a principal amount equal to the applicable Revolving Commitment of such Lender and otherwise duly completed. The Backstop Loan made by each Backstop Lender may, at the request of such Lender, be evidenced by a single Note of the Borrowers (each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, a “Backstop Loan Note,” collectively, the “Backstop Loan Notes”) in substantially the form of Exhibit C-2, payable to the order of such Lender in a principal amount equal to the applicable principal amount of the Backstop Loan made by such Lender and otherwise duly completed. Each Lender is hereby authorized by the Borrowers to endorse on the schedule (or a continuation thereof) that may be attached to each Note, if any, of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to the Borrowers hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided that any failure by such Lender to make any such endorsement shall not affect the obligations of the Borrowers under such Note or hereunder in respect of such Loan.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of Prime Rate Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $200,000 or an integral multiple of $100,000 in excess thereof. At the time that each Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $200,000 or an integral multiple of $100,000 in excess thereof; provided that a Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Revolving Loan if the Interest Period requested with respect thereto would end after the Revolving Loan Maturity Date or the Backstop Loan if the Interest Period requested with respect thereto would end after the Backstop Loan Maturity Date.

SECTION 2.03. Requests for Borrowings.

(a) Requests for Revolving Loans. To request a Borrowing consisting of a Revolving Loan, the Borrower Representative shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., Chicago, Illinois time, two Business Days before the date of the proposed Borrowing and (b) in the case of a Prime Rate Borrowing, not later than 2:30 p.m., Chicago, Illinois time, the day of the proposed Borrowing; provided that any such notice of a Prime Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 2:30 p.m., Chicago, Illinois time, on the date of the proposed Borrowing. Each such telephonic Revolving Loan Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Revolving Loan Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Revolving Loan Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Prime Rate Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Revolving Loan Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

(b) Request for Funding of Backstop Loan. The Borrower Representative shall provide irrevocable written notice to the Administrative Agent of the Company’s request for a funding of the Backstop Loan (x) if the Backstop Loan is initially to be a Eurodollar Borrowing, not later than 12:00 noon, Chicago, Illinois time, not less than two (2) Business Days prior to the Backstop Loan Funding Date, and (y) if the Backstop Loan is initially to be a Prime Rate Borrowing, not later than 10:30 a.m., Chicago, Illinois time, on the Backstop Loan Funding Date, which Borrowing Request shall specify the following information:

(i) the principal amount of the requested Backstop Loan, which shall in no event be greater than the aggregate Change in Control Repurchase Price;

(ii) the aggregate amount of the Change in Control Repurchase Price;

(iii) the Backstop Loan Funding Date, which shall be a Business Day and which shall in no event be later than the Backstop Loan Commitment Termination Date;

(iv) whether such Borrowing is to be a Prime Rate Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Company’s (or paying agent’s) account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of the Backstop Loan Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Backstop Lender of the details thereof and of the amount of such Lender’s Backstop Loan to be made as part of the requested Borrowing. Upon and following the submittal of a Backstop Loan Borrowing Request, the Borrower

Representative shall provide to the Administrative Agent such information and documentation as the Administrative Agent may reasonably request concerning the repurchase of Convertible Senior Debentures giving rise to the Backstop Loan Borrowing Request, including without limitation, detail concerning the amount of Convertible Senior Debentures being repurchased and the computation of the Change of Control Purchase Price with respect thereto.

SECTION 2.04. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension or such shorter period as the Issuing Bank may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower Representative also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000.00 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Loan Maturity Date.

(d) Participations. By the issuance of a Letter of Credit by an Issuing Bank or an amendment to a Letter of Credit increasing the amount thereof, and without any further action on the part of such Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., Chicago, Illinois time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago, Illinois time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 2:00 p.m., Chicago, Illinois time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., Chicago, Illinois time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with this Agreement that such payment be financed with a Prime Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of Prime Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrowers that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Prime Rate Loans;

provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any of the Borrowers described in clauses (h) or (i) of Article VII. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.09(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower Representative within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower Representative as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.09(b) and no Default shall have occurred and be continuing.

SECTION 2.05. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Chicago, Illinois time (or with respect to a request for a Prime Rate Borrowing that is received after 10:30 a.m. on the proposed date thereof, as soon as is reasonably practicable after receipt of such request but in no event later than one and one-half hours after receipt of such request), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that, with respect to a request for a Prime Rate Borrowing to fund the Backstop Loan, each Backstop Lender shall in any event make its funds available on the Backstop Loan Funding Date as early as is reasonably practicable on such date following receipt of the request therefor. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to an account of the Borrowers maintained with the Administrative Agent in Chicago, Illinois and designated by the Borrower Representative in the applicable Borrowing Request (such account, the “Funding Account”) or as otherwise directed by Borrower Representative; provided that Prime Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections.

(a) Each Borrowing initially shall be of the Type and Class specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest

Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03(a) if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c) Each telephonic (and electronic, if so agreed by the parties) and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Prime Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing (i) no outstanding

Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Prime Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Loan Maturity Date, and (ii) any unused portions of the Backstop Loan Commitments shall terminate at 5:00 p.m., Chicago time, on the Backstop Loan Commitment Termination Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount equal to $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section, at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION 2.08. Repayment and Amortization of Loans.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Loan Maturity Date, and (ii) to the Administrative Agent for the account of each Backstop Lender in accordance with its Applicable Percentage the principal amount of the Backstop Loan on the following dates and in the following amounts:

Date	Principal Amount
90 days after the Backstop Loan Funding Date	12.5% of the original principal amount of the Backstop Loan

6 months after the Backstop Loan Funding Date	12.5% of the original principal amount of the Backstop Loan

9 months after the Backstop Loan Funding Date	12.5% of the original principal amount of the Backstop Loan

1 year after the Backstop Loan Funding Date	12.5% of the original principal amount of the Backstop Loan

15 months after the Backstop Loan Funding Date	12.5% of the original principal amount of the Backstop Loan

18 months after the Backstop Loan Funding Date	12.5% of the original principal amount of the Backstop Loan

21 months after the Backstop Loan Funding Date	12.5% of the original principal amount of the Backstop Loan

2 years after the Backstop Loan Funding Date	12.5% of the original principal amount of the Backstop Loan

To the extent not previously paid, all unpaid amounts of the Revolving Loans shall be paid in full in cash by the Borrowers on the Revolving Loan Maturity Date and all unpaid amounts of the Backstop Loan shall be paid in full in cash by the Borrowers on the Backstop Loan Maturity Date, in each case without demand or notice of any kind.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.09. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrowers shall prepay Revolving Loans (or, if no such Revolving Loans are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower Representative shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this Section; provided that any mandatory prepayment of Loans required by Section 6.05(m) shall be applied, first, ratably to regularly scheduled principal installments of the Backstop Loan, and then, after payment in full of the Backstop Loan, to prepayment of the Revolving Loans.

(d) The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:30 p.m., Chicago, Illinois time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Prime Rate Borrowing, not later than 2:30 p.m., Chicago, Illinois time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.

SECTION 2.10. Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a fee, which fee (the “Facility Fee”) shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Exposure after its Revolving Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Exposure. Accrued Facility Fees shall be payable in arrears on the last day of each Fiscal Quarter and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to

Eurodollar Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure (provided, however, that in no event shall such participation fees for any single Letter of Credit be less than $500) and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of  1 /8% per annum on the average daily amount of LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each Fiscal Quarter shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) All fees payable hereunder and under the Fee Letter shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, as applicable, to the Lenders or Issuing Bank entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest.

(a) The Loans comprising each Prime Rate Borrowing shall bear interest at the Prime Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate. The “Default Rate” shall be equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this section or in the case of any other amount, 2% plus the rate applicable to Prime Rate Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears not more than five (5) Business Days after receipt by Borrower of an Interest Notice and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Loan consisting of a Prime Rate Borrowing prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Prime Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Prime Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.13. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this Section shall be delivered to the Borrower Representative, demonstrating in reasonable detail the calculation of the amounts, and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of such Change of Law within 90 days after the adoption, enactment or similar act with respect to such Change of Law, then the 90-day period referred to above shall be extended to include the period from the effective date of such Change of Law to the date of such notice.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest

Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.17, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, demonstrating in reasonable detail the calculation of the amounts, shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, demonstrating in reasonable detail the calculation of the amounts, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent, a Lender, or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by then hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:30 p.m., Chicago, Illinois time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 2000 South Naperville Road, Wheaton, Illinois 60187, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any other Loan Party or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Lender agrees that it will not exercise any right of setoff or counterclaim or otherwise obtain payment in respect of any Obligation owed to it other than principal of and interest accruing on the Loans and participations in the LC Disbursements, unless all of the outstanding principal of and accrued interest on the Loans and LC Disbursements have been paid in full. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the

Lenders or the applicable Issuing Bank, as the case may be, the amount due. If the Borrowers have not in fact made such payment when due, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender or otherwise defaults in its obligation to fund Loans hereunder or any Lender shall not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been consented to by the Required Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.18. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Loan or (y) notifies either the Administrative Agent or the Borrower Representative that such Lender does not intend to make available its portion of any Loan (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section while such Lender Default remains in effect.

(b) Advances with respect to each Class of Loans shall be incurred from Lenders which are not Defaulting Lenders (the “Non-Defaulting Lenders”) based on their respective Applicable Percentages and no Commitment of any Lender or any pro rata share of any Loans required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any Class of Loans shall be applied to reduce the applicable Loans of each Lender pro rata based on the aggregate of the outstanding Loans of that Class of all Lenders at the time of such application; provided that such amount shall not be applied to any Loans of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment of all Loans then outstanding.

(c) A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall be deemed not to be a Lender and not to have Loans outstanding.

(d) Other than as expressly set forth in this Section, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrowers, the Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of the Administrative Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement and the other Loan Documents.

SECTION 2.19. Increase in Revolving Commitments. The Borrower Representative, on behalf of the Borrowers, shall have the right from time to time to request an increase in the aggregate Revolving Commitments by obtaining new or additional Revolving Commitments, either from one or more of the existing Lenders or from other lending institutions, provided that (i) the aggregate Revolving Commitments of all Revolving Lenders under the terms of this Agreement, after giving effect to such additional Revolving Commitments, would not exceed $150 million, (ii) the amount of such requested increase is in a minimum amount of $5 million, (iii) the Administrative Agent has approved the identity of any such new Revolving Lender, such approval not to be unreasonably withheld, and (iv) any such new Revolving Lender assumes all of the rights and obligations of a “Revolving Lender” hereunder. No existing or new Lender shall have any obligation to provide new or additional Revolving Commitments under this Section or otherwise, and each Lender in its sole discretion may decline to provide any additional Revolving Commitments. Any amendment hereto reflecting any new or additional Revolving Commitment in accordance with the terms of this Section and approved by the Administrative Agent shall be in form and substance satisfactory in all reasonable respects to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitment. As a condition precedent to such an increase, the Borrower Representative shall deliver to the Administrative Agent (a) a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists, and (b) favorable written opinion letters of counsel for the Borrowers, in form and substance satisfactory to the Administrative Agent in all reasonable respects, similar as is relevant to the opinion letters delivered pursuant to Sections 4.01(d) and 4.02(g), covering such increased Commitments. Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the date of any such increase in Revolving Commitments, all outstanding Revolving Loans shall be reallocated among the Revolving Lenders (including any newly added Revolving Lenders) in accordance with the Revolving Lenders’ respective revised Applicable Percentages with respect to Revolving Loans, subject in all respects to Section 2.14.

SECTION 2.20. Information Regarding Change of Control Repurchases. At all times during the period commencing with the consummation of the MHS Acquisition and continuing through the Backstop Loan Commitment Termination Date, the Company shall keep the Administrative Agent informed regarding factors affecting the likelihood that the Company will make a draw upon the Backstop Loan Commitments and if so the estimated amount thereof, including but not limited to periodic reports (at weekly intervals or such other intervals as the Administrative Agent may otherwise reasonably request) regarding any Change of Control Repurchase Notices (as such term is defined in the Indenture) received by the Company or paying agent with respect to Convertible Senior Debentures, or any written withdrawals thereof, and the resulting principal amount of Convertible Senior Debentures from time to time that may be subject to repurchase under the terms of Section 3.08 of the Indenture by reason of the consummation of the MHS Acquisition in accordance with the Merger Agreement on or prior to the Outside Date. The Company shall use reasonable efforts and cooperate in reasonable respects with the Administrative Agent to keep the Administrative Agent informed as to the Company’s intentions from time to time to make a draw upon the Backstop Loan Commitments and the estimated amount, if any, of such draw, although no such communications, nor the failure to have any such communications, with the Administrative Agent other than the delivery of a definitive Backstop Loan Borrowing Request shall prejudice or limit the right of the Company to make a draw upon the Backstop Loan Commitments otherwise in compliance with the terms of this Agreement.

SECTION 2.21. Joint and Several Obligations. Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Loan Documents with respect to all Obligations of any other of the Borrowers, regardless of which of the Borrowers actually receives the proceeds of any of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers, the Administrative Agent, any Issuing Bank or any of the Lenders account therefor in their respective books and records. Each such Borrower’s obligations and liabilities with respect to proceeds of Loans which it receives or Letters of Credit issued for its account, and related fees, costs and expenses, and each such Borrower’s obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of any Loans received by or Letters of Credit issued for the account of any of the other Borrowers, together with the related fees, costs and expenses, shall be primary and distinct obligations of such Borrower. Neither the joint and several liability of, nor any Liens now or hereafter granted to the Administrative Agent hereunder or under any of the other Loan Documents by any of the Borrowers, shall be impaired or released by (A) the failure of the Administrative Agent, any Issuing Bank or any Lender, or any successors or assigns thereof, to assert any claim or demand or to exercise or enforce any right, power or remedy against any other Borrower, any other Loan Party, any other Person, any collateral security or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any collateral now or hereafter securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the Administrative Agent, any Issuing Bank or any Lender, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such other Borrower, or a guarantor or surety of or for any or all of the Obligations; and (E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such or any other Borrower. No Borrower or other Loan Party shall exercise any right of subrogation, reimbursement, payment or contribution against any other Borrower or Loan Party until all Obligations have been indefeasibly paid in full in cash. Each Borrower hereby waives any right to enforce any remedy which the Administrative Agent, any Lender or any Issuing Bank now has or may hereafter have against any of the Borrowers or of all or any part of the Obligations. Each Borrower hereby waives any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent to secure payment of any of the Obligations.

SECTION 2.22. Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Credit Agreement. The indebtedness and obligations of the Borrowers hereunder and under the Notes issued in connection herewith and the other Loan Documents are continuing obligations and indebtedness, and nothing contained herein shall be deemed to constitute payment, settlement or a novation of such original obligations. Any accrued interest, fees and other similar amounts owing under the Existing Credit Agreement which have not been paid as of or prior to the date hereof shall continue in existence and shall be paid on the due dates therefor specified in the Existing Credit Agreement.

ARTICLE III

Representations and Warranties

The Borrowers represent and warrant to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrowers and the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrowers or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or the failure to obtain would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation, the violation of which would reasonably be expected to have a Material Adverse Effect, or the charter, by-laws or other organizational documents of the Borrowers or any other applicable Loan Party or any order of any Governmental Authority, the violation of which would reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrowers or any other Loan Party or their assets, or give rise to a right thereunder to require any payment to be made by the Borrowers or any other Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrowers or any other Loan Party, except Liens created under the Loan Documents, Permitted Encumbrances and Liens permitted under Section 6.02.

SECTION 3.04. Financial Condition. The Borrowers have heretofore furnished or made available to the Lenders the Company’s (1) audited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2007 and (2) consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended June 30, 2008, certified by its chief financial officer. The Borrowers have also made available the audited balance sheet and statements of income and cash flow for MHS as of and for the fiscal year ended May 31, 2008. The financial statements described in the first sentence of this paragraph present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (2) of the first sentence of this paragraph, and, if the MHS Acquisition shall occur, the financial statements described in the second sentence of this paragraph present fairly, in all material respects, the financial position and results of operations and cash flows of MHS as of such date and for such period in accordance with GAAP. Since June 30, 2008, there has been no material adverse change in the business, financial condition or results of operations, of the Company and its Subsidiaries, taken as a whole. Except as disclosed in the financial statements referred to above or the notes thereto and except as set forth in any periodic filing with the Securities and Exchange Commission by the Company, after giving effect to the Transactions, none of the Company or its Subsidiaries has, as of the Effective Date, any material contingent liabilities or material unrealized losses except as evidenced by the Loan Documents.

SECTION 3.05. Properties.

(a) The Borrowers and each other Loan Party have good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) The Borrowers and each other Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrowers and each other Loan Party does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) Except as set forth in the SEC Reports or on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting any Borrower or any other Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, none of the Borrowers nor any other Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any

Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) knows of any basis for any Environmental Liability or (v) has failed to properly dispose of all “hazardous” and “toxic” substances. No such substances have been released at any site or facility owned or controlled by any Borrower or any other Loan Party which would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws. The Borrowers and each other Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrowers nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. The Borrowers and each other Loan Party have timely filed or caused to be filed all material Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by it pursuant to such tax returns and reports, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such other Loan Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other written information (other than financial projections (such projections being prepared in good faith and based upon assumptions the Company believes to have been reasonable at the time made) and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole and together with the Company’s SEC Reports, as of the date furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading.

SECTION 3.12. Subsidiaries. As of the date of this Agreement, the Company has no Subsidiaries other than as set forth on Schedule 3.12 hereto. As of the date of this Agreement,

the Company owns, directly or indirectly, the stated percentage of the issued and outstanding Equity Interests in and to each Subsidiary listed on Schedule 3.12 hereto. As of the date of the consummation of the MHS Acquisition, MHS does not and will not have any Subsidiaries and does not and will not own any Equity Interests in any other Person (except for 20,000 shares of iMedica Series C Preferred Stock representing approximately 18% equity ownership in iMedica Corporation).

SECTION 3.13. Insurance. As of the Effective Date, all premiums due in respect of all insurance maintained by the Borrowers have been paid.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrowers pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of each Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violation could not reasonably be expected to have a Material Adverse Effect. All material payments due from the Borrowers, or for which any claim may be made against the Borrowers, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrowers except where such non payment could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans and, if the MHS Acquisition shall occur, immediately after the consummation of the MHS Acquisition, (a) the fair value of the assets (including goodwill) of the Loan Parties on a consolidated basis, at a fair valuation, will exceed their aggregate debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the aggregate assets (including goodwill) of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their aggregate debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties on a consolidated basis will be able to pay their aggregate debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date or, if the MHS Acquisition shall occur, the date of the consummation of the MHS Acquisition, as applicable.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) counterparts of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed counterparts of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from Borrowers an original of each Revolving Note signed on behalf of Borrowers.

(c) The Administrative Agent (or its counsel) shall have received from Borrowers and from each other party to the Loan Documents (other than the Notes) either (i) counterparts of each applicable Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or PDF transmission of a signed signature page of the applicable Loan Document) that such party has signed counterparts of such Loan Document.

(d) The Administrative Agent shall have received written opinion letters (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, covering such other matters relating to the Borrowers, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.

(e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(f) There shall not have occurred since the date of the Merger Agreement a material impairment of the ability of any of the Borrowers or other Loan Parties to perform their obligations under this Agreement or the other Loan Documents.

(g) The Administrative Agent shall have received from the Company copies of such new or updated financial statements, proforma combined financial statements, environmental reports, SEC comments and documents, and other new or updated documents not previously provided to the Administrative Agent that the Company may have received in connection with the contemplated MHS Acquisition.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an appropriate officer or other responsible party acceptable to Administrative Agent on behalf of the Borrowers, confirming compliance with the conditions set forth in paragraphs (f) and (g) of this Section 4.01 and paragraphs (a) and (b) of Section 4.03.

(i) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document.

(j) The Administrative Agent and the Lenders shall have received evidence that the insurance required by Section 5.07 is in effect.

(k) There shall not exist an injunction or temporary restraining order which would prohibit the making of any of the Loans.

(l) The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Funding of Backstop Loan. Without limiting the other provisions of this Agreement, the obligations of the Backstop Lenders to fund the Backstop Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The respective directors and shareholders of the Company and Misys shall have approved the MHS Acquisition, and all regulatory and legal requirements for the MHS Acquisition shall have been obtained and all waiting periods and extensions thereof shall have expired or been terminated (and, to the extent any other antitrust or merger control clearances, consents or approvals are required, such clearances, consents and approvals shall have been granted or deemed in accordance with applicable law to have been granted by the relevant authority).

(b) The MHS Acquisition shall have been consummated on or prior to the Outside Date on the terms set forth in the Merger Agreement without amendment, modification or waiver of the terms thereof (other than amendments, modifications and waivers (i) of which the Administrative Agent has been notified in writing prior to or as of the consummation of the MHS Acquisition and (ii) which do not individually or in aggregate have a Material Adverse Effect; provided, that any amendment or modification to the definition of, or waiver in respect of the occurrence of any event constituting a, “Material Adverse Effect” (as such term is defined in the Merger Agreement) with respect to the Company or MHS shall be deemed to have a Material Adverse Effect hereunder).

(c) The Administrative Agent shall have received from the Company copies of such new or updated financial statements, proforma combined financial statements, environmental reports, SEC comments and documents, and other new or updated documents not previously provided to the Administrative Agent that the Company may have received in connection with the MHS Acquisition.

(d) The Administrative Agent (or its counsel) shall have received from MHS a duly executed counterpart of the Joinder Agreement in the form set forth as Exhibit D-2 hereof.

(e) If required by any Backstop Lender, the Administrative Agent (or its counsel) shall have received from Borrowers (including MHS) an original Backstop Loan Note for such Backstop Lender signed on behalf of such Borrowers (and, if requested by any Revolving Lender, an original replacement Revolving Note for such Revolving Lender signed on behalf of all Borrowers (including MHS), with appropriate language indicating that it is a replacement promissory note for the Revolving Note delivered as of the Effective Date).

(f) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of MHS, evidence of the consummation of the MHS Acquisition (such as a file-stamped copy of the certificate of merger), the authorization of MHS to join as a Borrower to this Agreement, and any other customary corporate and limited liability company matters relating to MHS and its joinder to this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(g) The Administrative Agent shall have received favorable written opinion letters (addressed to the Administrative Agent and the Lenders and dated the Backstop Loan Funding Date) of counsel for the Borrowers, in customary form, similar as is relevant to the opinion letters delivered pursuant to Section 4.01(d) (but including in any event an appropriate opinion of North Carolina counsel), covering the joinder of MHS to this Agreement and the Revolving Notes and, as applicable, the execution, delivery and enforceability of any Backstop Loan Notes delivered as of the Backstop Loan Funding Date.

(h) The Administrative Agent shall have received a certificate, dated the Backstop Loan Funding Date and signed by an appropriate officer or other responsible party acceptable to Administrative Agent on behalf of the Borrowers, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of this Section 4.02 and paragraphs (a) and (b) of Section 4.03.

(i) The Administrative Agent shall have received all fees and other amounts due and payable hereunder or under the other Loan Documents on or prior to the Backstop Loan Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document.

(j) There shall not exist an injunction or temporary restraining order which would prohibit the making of the Backstop Loans.

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing which is merely a conversion or continuation of existing Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in the Loan Documents (other than Section 3.06, the fourth sentence of Section 3.04 and, with respect to the funding of the Backstop Loans, Section 3.15) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than a Borrowing which is merely a conversion or continuation of existing Loans) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each Fiscal Year of the Company, its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit; provided that, if the Company switches from one independent public accounting firm to another and if such switch has occurred during any fiscal period being audited by such new accounting firm, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to the period of such fiscal period prior to its retention) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each Fiscal Quarter (excluding the last Fiscal Quarter) of each Fiscal Year of the Company, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer of the Company, in the form of Exhibit B hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.12(a) and 5.12(b) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e) within thirty (30) days after the commencement of each Fiscal Year of the Company, the Company’s strategic plan, to include a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year and setting forth the assumptions used for purposes of preparing such budget and including detailed break-outs for each Fiscal Quarter) and, promptly when available, any significant revisions of such budget; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any other Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower Representative will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding the Borrowers. The Borrower Representative will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s jurisdiction of organization or corporate name, (ii) in the location of any Loan Party’s chief executive office or its principal place of business, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number.

SECTION 5.04. Existence; Conduct of Business. The Company will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale, transfer or disposition permitted under Section 6.05;

provided, further, that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lenders.

SECTION 5.05. Payment of Obligations. The Borrowers will, and will cause each other Loan Party to, pay its Indebtedness and other obligations, including liabilities for Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrowers or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Borrowers will, and will cause each other Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Insurance. The Borrowers will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations; provided, however, that the Company and its Subsidiaries may self-insure to the extent it determines in its good faith reasonable business judgment that such insurance is consistent with prudent business practices. Unless required by applicable laws, neither the Borrowers nor any Loan Party shall be required to maintain worker’s compensation insurance so long as the Borrowers or such Loan Party maintains non-subscriber employer’s liability insurance in such amounts (with no greater risk retention) as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent or any Lender, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Books and Records; Inspection and Audit Rights. The Borrowers will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Borrowers will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or by any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided, that representatives of the Company shall have the opportunity to be present at any meeting with its independent accountants, all at such reasonable times and as often as reasonably requested; provided, further, that unless (x) a Default has occurred and is continuing or (y) the Administrative Agent reasonably believes an event has occurred that has a Material Adverse Effect, (i) the Lenders shall coordinate the timing of their inspections with the Administrative Agent and provide reasonable notice thereof, (ii) such inspections shall be limited to once during any calendar year for each Lender and (iii) neither the Company nor any of its Subsidiaries shall be required to pay or reimburse any costs and expenses incurred by any Lender (other than the Administrative Agent) in connection with the exercise of such rights.

SECTION 5.09. Compliance with Laws. The Borrowers will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds and Letters of Credit. The Letters of Credit and the proceeds of the Revolving Loans will be used only for general corporate purposes, which may include refinancing existing Indebtedness, the consummation of acquisitions permitted hereunder and the repurchase of Convertible Senior Debentures. The proceeds of the Backstop Loan will be used solely to fund repurchases, if any, by the Company of the Convertible Senior Debentures required under the terms of Section 3.08 of the Indenture by reason of the consummation of the MHS Acquisition in accordance with the Merger Agreement on or prior to the Outside Date. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.11. Further Assurances. The Borrowers will, and will cause each other Loan Party to, use commercially reasonable efforts to execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Loan Parties.

SECTION 5.12. Financial Covenants. The Borrowers will have and maintain:

(a) Total Leverage Ratio – a Total Leverage Ratio of not greater than 3.00 to 1.00 as of any date of determination. For purpose of this calculation, the balance, if any, outstanding and unpaid on the Convertible Senior Debentures shall be considered Indebtedness.

(b) Interest Coverage Ratio – an Interest Coverage Ratio of not less than 4.00 to 1.00 as of the end of each Fiscal Quarter.

SECTION 5.13. Information Regarding MHS or the MHS Acquisition. Promptly, but in any event within five (5) Business Days, after the date that a Principal Officer of the Company has received or become aware that the Company has received any new or updated financial statements, proforma combined financial statements, environmental reports, SEC comments and documents, or other new or updated documents pertaining to MHS or the MHS Acquisition not previously provided to the Administrative Agent, the Company shall provide to the Administrative Agent copies of such documents. As used herein, “Principal Officer” means the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President of Finance or General Counsel of the Company.

SECTION 5.14. Joinder by MHS. Promptly, but in any event within two (2) Business Days, following the consummation of the MHS Acquisition, the Borrowers will provide or cause to be provided to the Administrative Agent (i) a Joinder Agreement in the form set forth as

Exhibit D-2 hereof duly executed and delivered by MHS, (ii) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of MHS, evidence of the consummation of the MHS Acquisition (such as a file-stamped copy of the certificate of merger), the authorization of MHS to join as a Borrower to this Agreement, and any other customary corporate and limited liability company matters relating to MHS and its joinder to this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and (iii) favorable written opinion letters (addressed to the Administrative Agent and the Lenders) of counsel for the Borrowers, in customary form, similar as is relevant to the opinion letters delivered pursuant to Section 4.01(d) (but including in any event an appropriate opinion of North Carolina counsel), covering the joinder of MHS to this Agreement and the Notes.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness. The Borrowers will not create, incur, assume or permit to exist any Indebtedness which, after giving effect to the creation, incurrence, or assumption thereof on a pro forma basis will cause or will likely cause the violation of either or both of the Financial Covenants set forth at Section 5.12. At all times prior to the conversion or repurchase of the Convertible Senior Debentures, the Company shall not permit the Loans to be ranked less favorably than pari passu with the Convertible Senior Debentures.

SECTION 6.02. Liens. The Borrowers will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Liens listed on Schedule 6.02 attached hereto and any renewals, replacements or extensions thereof;

(iii) Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness, provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness or extensions, renewals or replacements of the foregoing;

(iv) cumulative of the Liens permitted under the other provisions of this Section, Liens securing Indebtedness not exceeding, in the aggregate at any one time outstanding, $7,000,000.00;

(v) Permitted Encumbrances; and

(vi) Liens securing Indebtedness constituting (A) obligations under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims and (B) obligations in respect of bank overdrafts not more than five Business Days overdue, in each case, incurred in the ordinary course of business.

SECTION 6.03. Fundamental Changes.

(a) The Company will not, nor will it permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, if such merger or consolidation would result in a Change in Control of the Company; provided, that the foregoing shall not prohibit the consummation of the MHS Acquisition in accordance with the Merger Agreement on or prior to the Outside Date.

(b) The Borrowers will not, and will not permit any other Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and the other Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto or, in the good faith judgment of the board of directors of the Company, which are incidental or related thereto, reasonable extensions thereof or reasonably similar or complementary thereto.

SECTION 6.04. [RESERVED]:

SECTION 6.05. Asset Sales. The Borrowers will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary (each such event, an “Asset Sale”), except:

(a) sales of inventory, used or surplus equipment and Investments in the ordinary course of business;

(b) dispositions of used, damaged, worn out, obsolete or surplus property by the Company or any Subsidiary in the ordinary course of business and the abandonment or other disposition of intellectual property, in each case as determined by the Company or such Subsidiary in its reasonable judgment to be no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole;

(c) sales, transfers, issuances and dispositions by the Company to any of its wholly-owned Subsidiaries or by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(d) leases of real or personal property in the ordinary course of business;

(e) Investments and other transactions in compliance with Section 6.03 or as otherwise permitted hereunder;

(f) dispositions of cash and cash equivalents and inventory and goods held for sale in the ordinary course of business;

(g) Asset Sales where (x) property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property;

(h) dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, assignments, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Company and the Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property for use in the ordinary course of the business of the Company and its Subsidiaries taken as a whole;

(l) Restricted Payments permitted by Section 6.08; and

(m) other Asset Sales; provided that (i) the Sold Asset Revenues in respect of any Asset Sale, calculated in the aggregate with the Sold Asset Revenues of all other Asset Sales made in accordance with this clause (m) during the preceding four (4) Fiscal Quarters, does not exceed 25% of total revenues of the Company and its Subsidiaries taken as a whole for the four Fiscal Quarters period ending immediately prior to the consummation of such Asset Sale, (ii) no Default or Event of Default shall occur or shall reasonably be expected to occur with respect to any Asset Sale proposed to be consummated pursuant to this clause (m) by virtue of any reduction in the total revenues of the Company and its Subsidiaries and (iii) the Net Cash Proceeds of any Asset Sales pursuant to this Section 6.05(m) shall be applied to prepay the Loans;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made to unaffiliated third parties for fair value and for cash consideration of not less than 70% of the value of the property sold.

SECTION 6.06. [RESERVED].

SECTION 6.07. Swap Agreements. The Borrowers will not, and will not permit any other Loan Party to, enter into any Swap Agreement except (i) to hedge or mitigate actual risk or (ii) as otherwise approved (excluding any pricing terms in connection with any Swap Agreement offered by a Lender) by Administrative Agent (such approval not to be unreasonably withheld or delayed).

SECTION 6.08. Restricted Payments. The Borrowers will not, nor will they permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so, (i) if the declaration or making of such Restricted Payment would on a pro forma basis reasonably be expected to cause a default of the Financial Covenants set forth at Section 5.12 hereof, or (ii) if an Event of Default has occurred and is continuing or would reasonably be expected to result from the declaration or making of such Restricted Payment; provided, that the foregoing will not restrict (i) any Restricted Payments by any Loan Party to any other Loan Party or any Subsidiary that is a wholly-owned Subsidiary of the Company and Restricted Payments by any Subsidiary to its direct parent, provided such parent is a Loan Party, or (ii) upon the consummation of the MHS Acquisition in accordance with the Merger Agreement on or prior to the Outside Date, the declaration or making of the Special Cash Dividend pursuant to the terms of the Merger Agreement.

SECTION 6.09. Transactions with Affiliates.

(a) The Borrowers will not, nor will they permit any other Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrowers or such other Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrowers and any Loan Party not involving any other Affiliate, (iii) transactions (if any) described on Schedule 6.09 attached hereto or transactions with any Misys Affiliate approved in writing by the Administrative Agent under Section 6.09(b), (iv) any Affiliate who is an individual may serve as director, officer, employee or consultant of the Company or any of its Subsidiaries and may receive reasonable compensation and indemnification and expense reimbursement (including pursuant to plans or policies approved by the board of directors of the Company) for his or her services in such capacity, (v) the Company or any of its Subsidiaries may enter into nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property with the Company or any of its Subsidiaries, (vi) any transaction between or among the Company and its Subsidiaries that is otherwise permitted under Article VI, (vii) payments permitted by Section 6.08, (viii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents, (ix) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the date hereof and which has been disclosed to the Lenders as in effect on the date hereof, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the date hereof shall only be permitted by this Section 6.09(a)(ix) to the extent not materially more adverse to the interest of the Lenders, when taken as a whole, than any of such documents and agreements as in effect on the date hereof, (x) sales of common stock of the Company to Affiliates of the Company not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith and (xi) any transaction with an Affiliate where the only consideration paid by any Loan Party is common stock of the Company.

(b) Notwithstanding anything to the contrary in this Agreement, the Borrowers will not, nor will they permit any other Loan Party to, engage in any transaction with any Misys Affiliate, except for (i) the execution, delivery and performance of the Merger Agreement (other than the execution, delivery and performance of the agreements described in clause (iii) of this sentence, which shall be subject to the provisions of such clause (iii)), (ii) the execution, delivery and performance of the Relationship Agreement dated March 17, 2008 between the Company and Misys, as amended by the First Amendment to Relationship Agreement dated on or about August 14, 2008, and (iii) the execution and delivery of transition services agreements, licenses and other similar agreements between any of the Loan Parties (including MHS after consummation of the MHS Acquisition), on one hand, and any of the Misys Affiliates, on the other hand, entered into in connection with the MHS Acquisition and approved in writing by the Administrative Agent, such approval not to be unreasonably withheld, and the performance of such agreements; provided, that in no event will any Borrower or any other Loan Party purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, make any payment or distribution to (other than dividends in respect of the common stock of the Company made in the ordinary course of business and permitted under Section 6.08 hereof) or make or permit to exist any investment or any other interest in, any Misys Affiliate, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any Misys Affiliate (whether through purchase of assets, merger or otherwise).

SECTION 6.10. Restrictive Agreements. The Borrowers will not, nor will they permit any other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of the Company to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary of the Company or to Guarantee Indebtedness of the Company or any other Subsidiary of the Company; provided that the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions, limitations, conditions and prohibitions under or imposed by any indenture, agreement, instrument or other contractual arrangement in effect on the date hereof (including this Agreement) and any similar indentures, agreements or instruments to the extent such restrictions, limitations, conditions and prohibitions are no more restrictive, taken as a whole, than those set forth in such existing indentures, agreements or instruments (including this Agreement), (C) any restrictions consisting of customary provisions contained in leases, licenses and joint ventures and other agreements, (D) restrictions with respect to any Asset Sale permitted under Section 6.05 pending the close of the sale of such Asset Sale, (E) any restriction or encumbrance on the transfer of any assets subject to the Liens permitted by Section 6.02 and Permitted Encumbrances, (F) prohibitions or conditions under applicable law, rule or regulation, (G) any agreement or instrument in effect at the time a Person (other than MHS) first became a Subsidiary of the Company or the date such agreement or instrument is otherwise assumed by the Company or any of its Subsidiaries, so long as such agreement or instrument was not entered into in contemplation of such Person becoming a Subsidiary of the Company or such assumption, (H) customary provisions in organizational documents, asset sale and stock sale agreements and other similar agreements that restrict the transfer of ownership interests in any partnership, limited liability company or similar Person, (I) restrictions on cash or other deposits or net worth imposed by suppliers or landlords or customers under contracts entered into in the ordinary course of business, (J) any instrument governing Indebtedness assumed in connection with any transaction permitted by Section 6.14 (other than the MHS Acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (K) in the case of any joint venture which is not a Loan Party in respect of any matters referred to above, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity, (L) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (G) above, and (M) any prohibition or limitation that restricted subletting or assignment of leasehold interests contained in any lease or sublease governing a leasehold interest of the Company or a Subsidiary. Without limiting the foregoing, the Borrowers will not, nor will they permit, any Loan Party to enter into or suffer to exist any so-called negative pledge agreements with any other creditor.

SECTION 6.11. [RESERVED]

SECTION 6.12. Additional Subsidiaries. The Borrowers will not, and will not permit any other Loan Party to, form or acquire any material Subsidiary after the Effective Date except that the Company or any of its Subsidiaries may form, create or acquire a material Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default and (b) on or after the 30th day after formation or acquisition thereof, such Subsidiary shall execute and deliver a Joinder Agreement in substantially the form attached hereto as Exhibit D-1.

SECTION 6.13. Intentionally Omitted.

SECTION 6.14. Acquisitions. The Company will not, and will not permit any other Loan Party to, enter into any transaction or series of transactions for the purposes of acquiring all or a substantial portion of the assets, property and/or Equity Interests in and to any Person other than the acquisition by the Company or any Loan Party of Equity Interests (which may be way of a merger with and into the Company or another Loan Party so long as the Company or the applicable Loan Party is the surviving entity), or all or a substantial portion of the assets, property and/or operations of, any Person provided that

(a) no Default or Event of Default shall have occurred and be continuing or, on a pro forma basis, would reasonably be expected to result from such acquisition; and

(b) such acquisition is of a Person in a business reasonably related to Borrowers’ existing business (or of assets used in a reasonably-related business);

provided, that the foregoing shall not restrict:

(a) Capital Expenditures by the Company and its Subsidiaries;

(b) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c) leases of real or personal property in the ordinary course of business;

(d) transactions permitted by Section 6.08;

(e) Investments and other transactions in compliance with Section 6.03; and

(f) the consummation of the MHS Acquisition in accordance with the Merger Agreement on or prior to the Outside Date.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, the Fee Letter or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrowers or any other Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document (other than projections) furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrowers or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.10, 5.12, 5.13, 5.14 or in Article VI;

(e) the Borrowers or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 and such failure shall continue unremedied for a period of 10 days after written notice thereof from the Administrative Agent to the Borrower Representative.

(f) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a), (b), (d) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the date any senior officer (including, for the sake of clarity, any executive vice-president or more senior officer) of the Borrower Representative shall have actual knowledge of such failure and (ii) written notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of the Required Lenders);

(g) the Borrowers or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and the same shall continue beyond all applicable grace periods;

(h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any other Loan Party or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any other Loan Party or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) a Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) a Borrower or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Borrower or any other Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower or any other Loan Party to enforce any such judgment, provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of such Borrower or such other Loan Party;

(m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control (other than a Change in Control occurring by reason of the consummation of the MHS Acquisition in accordance with the terms of the Merger Agreement on or prior to the Outside Date) shall occur;

(o) the Loan Guaranty shall cease to be the legal, valid and binding obligation of any Loan Guarantor or such Loan Guarantor shall take any action to discontinue or assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or (ii) any Loan Guarantor shall fail to comply with any of the material terms or provisions of the Loan Guaranty to which it is a party, or shall give notice to such effect, and such failure shall continue unremedied for a period of 30 days after the earlier of (x) the date any senior officer (including, for the sake of clarity, any executive vice-president or more senior officer) of the Borrower Representative shall have actual knowledge of such failure and (y) written notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of the Required Lenders);

(p) the occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to Rate Management Transactions, which default, event of default or other similar condition or event could reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to a Borrower described in clauses (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of the Required Lenders and shall, at the request of the Required Lenders, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Borrower described in clauses (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, BUT REGARDLESS OF THE PRESENCE OF ORDINARY NEGLIGENCE. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may (and, in the event (i) neither the Administrative Agent nor any Affiliate of the Administrative Agent, as a Lender, has any Revolving Exposure or unused Commitment and (ii) the Required Lenders so request, the Administrative Agent shall) resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower Representative, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any of the Borrowers, to the Borrower Representative at 222 Merchandise Mart, Suite 2024, Chicago, Illinois 60654, attn: William J. Davis;

(ii) if to the Administrative Agent, to JP Morgan Chase Bank, N.A. 2000 South Naperville Road, Wheaton, Illinois, 60187, attn: Carl W. Jordan;

(iii) if to JP Morgan Chase Bank, N.A. in its capacity as a Lender, to 2000 South Naperville Road, Wheaton, Illinois, 60187, attn: Carl W. Jordan; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) If a notice is delivered by telecopy, it shall be promptly confirmed in a writing delivered by one of the other available delivery mechanisms provided above. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment (including any mandatory prepayment) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank and (B) no consent of the Administrative Agent or any Lender shall be required to release any Lien or security interest on any asset or property of the Company or any of its Subsidiaries in connection with a sale, transfer or disposition of such asset or property made in compliance with this Agreement. The Administrative Agent may also amend the Commitment Schedule without the consent or approval of any other party to reflect assignments entered into pursuant to Section 9.04 or increases in the Revolving Commitments pursuant to Section 2.19.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents, any amendments, modifications or waivers of the provisions hereof or thereof, or any joinders hereto or thereto (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, BUT THE PRESENCE OF ORDINARY NEGLIGENCE SHALL NOT AFFECT THE AVAILABILITY OF SUCH INDEMNITY.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or any Issuing Bank under paragraphs (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, neither the Borrowers nor any other Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; and

(C) each Issuing Bank (provided, that no consent of the Issuing Banks shall be required for the assignment of all or any portion of a Backstop Loan Commitment or a Backstop Loan).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of a Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall not result in the assigning Lender holding Commitments and Loans of such Class in an aggregate amount which is less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative, any Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower Representative, the Administrative Agent or the Issuing Banks or the other Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower Representative, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower’s Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by PDF shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of Illinois.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of each court of the County of Cook, State of Illinois sitting in Cook County and of the United States District Court of the Northern District of Illinois (Eastern Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Cook County or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or such Borrower’s properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor, to the fullest extent permitted by law, irrevocably waives acceptance hereof, presentment, and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 10.09. Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. The obligations of each Loan Guarantor under this Section 10.09 are subject in all respects to the limitations, qualifications and satisfaction of conditions set forth in Section 2.15 of this Agreement. Without limitation of the foregoing, the Administrative Agent, each Lender and each Issuing Bank are subject to the obligations set forth in Section 2.15 of this Agreement to the same extent as if set forth herein.

SECTION 10.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

The Borrower Representative

SECTION 11.01. Appointment; Nature of Relationship. Allscripts Healthcare Solutions, Inc. is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06. Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers in Chicago, Illinois as of the day and year first above written.

BORROWERS: ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a Delaware corporation

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Chief Financial Officer

ALLSCRIPTS, LLC, a Delaware limited liability company

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Manager

A4 HEALTH SYSTEMS, INC., a North Carolina corporation

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Director

A4 REALTY, LLC, a North Carolina limited liability company

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Manager

EXTENDED CARE INFORMATION NETWORK, INC., a Delaware corporation

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Director

Signature Page to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and as an Issuing Bank

By:	/s/ Carl W. Jordan
Name:	Carl W. Jordan
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement (continued)

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]

3.	Borrowers:	ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a Delaware corporation,
ALLSCRIPTS, LLC, a Delaware limited liability company,
A4 HEALTH SYSTEMS, INC., a North Carolina corporation,
A4 REALTY, LLC, a North Carolina limited liability company,

EXHIBIT A

EXTENDED CARE INFORMATION NETWORK, INC., a Delaware corporation
[MISYS HEALTHCARE SYSTEMS LLC, a North Carolina limited liability company]

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of , 2008 among ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a Delaware corporation, ALLSCRIPTS, LLC, a Delaware limited liability company, A4 HEALTH SYSTEMS, INC., a North Carolina corporation, A4 REALTY, LLC, a North Carolina limited liability company, EXTENDED CARE INFORMATION NETWORK, INC., a Delaware corporation, [MISYS HEALTHCARE SYSTEMS LLC, a North Carolina limited liability company,] the Lenders parties thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of [Commitment/Loans] for all Lenders	Amount of [Commitment/Loans] Assigned	Percentage Assigned of [Commitment/Loans]
Revolving Commitment	$	$	%
[Backstop Loan Commitment] or [Backstop Loan]	$	$	%

Effective Date:                  , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates on or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature Pages Follow]

EXHIBIT A

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT A

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Consented to:

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., as Borrower Representative

By:
Name:
Title:

EXHIBIT A

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

EXHIBIT A

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT A

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the Chief Financial Officer of Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Borrower Representative”), and that as such he is authorized to execute this certificate on behalf of the Borrowers pursuant to the Amended and Restated Credit Agreement (the “Agreement”) dated as of                     , 2008, by and among ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a Delaware corporation, ALLSCRIPTS, LLC, a Delaware limited liability company, A4 HEALTH SYSTEMS, INC., a North Carolina corporation, A4 REALTY, LLC, a North Carolina limited liability company, EXTENDED CARE INFORMATION NETWORK, INC., a Delaware corporation, [MISYS HEALTHCARE SYSTEMS LLC, a North Carolina limited liability company,] JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the Lenders therein named; and that a review has been made under his supervision with a view to determining whether the Loan Parties have fulfilled all of their respective obligations under the Agreement, the Notes and the other Loan Documents; and further certifies, represents and warrants that to his or her knowledge (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) The financial statements delivered to the Administrative Agent concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present in all material respects the financial condition and results of operations of the applicable Persons as at the end of, and for, the period indicated (subject, in the case of quarterly financial statements, to normal changes resulting from year-end adjustments and the absence of certain footnotes).

(b) No Default or Event of Default has occurred and is continuing. In this regard, the compliance with the provisions of Sections 5.12 as of the effective date of the financial statements delivered to the Administrative Agent concurrently with this Compliance Certificate, as reasonably detailed on the attached calculations, is as follows:

(i)	Section 5.12(a) – Total Leverage Ratio

Actual	Required

to 1.00	3.00 to 1.00

(ii)	Section 5.12(b) – Interest Coverage Ratio

Actual	Required

to 1.00	4.00 to 1.00

EXHIBIT B

(c) No change in GAAP or in the application thereof has occurred since the Effective Date [or, if such change has occurred, describing such change and specifying the effect of such change on the financial statements accompanying this certificate].

DATED as of                     , 20        .

By:
Name:
Title:

EXHIBIT B

EXHIBIT C-1

FORM OF

REVOLVING LOAN NOTE

[$ ]	[Date]
Chicago, Illinois

FOR VALUE RECEIVED, Allscripts Healthcare Solutions, Inc., a Delaware corporation, Allscripts LLC, a Delaware limited liability company, A4 Health Systems, Inc., a North Carolina corporation, A4 Realty, LLC, a North Carolina limited liability company, [and] Extended Care Information Network, Inc., a Delaware corporation [and Misys Healthcare Systems LLC, a North Carolina limited liability company] (together with permitted successors, herein collectively called “Makers”), jointly and severally promise to pay to the order of                      (“Payee”), at the office of [Payee], in                     , in immediately available funds and in lawful money of the United States of America, the principal sum of                      and No/100 Dollars ($                    ) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates provided in that certain Amended and Restated Credit Agreement dated as of                     , 2008 (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”) among Makers, certain Lenders (including the Payee) and JPMorgan Chase Bank, N.A., as Administrative Agent. Any term defined in the Credit Agreement which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Credit Agreement.

1. Credit Agreement; Advances. This note has been issued pursuant to the terms of the Credit Agreement, and is one of the Revolving Notes referred to in the Credit Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Credit Agreement. Reference is hereby made to the Credit Agreement for all purposes. Payee is entitled to the benefits of the Credit Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Makers. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Makers’ obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Makers’ entitlement to credit for that payment as of the date received by the holder.

2. Mandatory Payments of Principal and Interest.

(a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable as provided in the Credit Agreement.

EXHIBIT C-1

(b) On the Revolving Loan Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.

(c) The Credit Agreement provides for required prepayments of the indebtedness evidenced hereby upon terms and conditions specified therein.

3. Default. The Credit Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.

4. Waivers by Makers and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, each Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty at any time existing or by the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

5. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

6. Choice of Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF ILLINOIS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

7. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and permitted assigns of Makers and Payee.

8. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note (absent manifest error).

9. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.

10. Revolving Loan. Subject to the terms and provisions of the Credit Agreement, Makers may use all or any part of the credit provided to be evidenced by this note at any time before the Revolving Loan Maturity Date. Makers may borrow, repay and reborrow hereunder, and except as set forth in the Credit Agreement there is no limitation on the number of advances made hereunder.

EXHIBIT C-1

11. Joint and Several Obligations. Each of the Makers shall be jointly and severally liable hereunder regardless of which of the Makers actually receives the proceeds of any indebtedness evidenced hereby, or the manner in which the Makers, the Administrative Agent or any of the Lenders account therefor in their respective books and records. Each Maker’s obligations and liabilities with respect to the indebtedness evidenced hereby, and each Maker’s obligations and liabilities arising as a result of the joint and several liability of the Makers hereunder, shall be primary and distinct obligations of such Maker. The joint and several liability of each Maker hereunder shall be impaired or released by (i) any failure of the Payee, the Administrative Agent, any Issuing Bank or any other Lender, or any successors or assigns thereof, to assert any claim or demand or to exercise or enforce any right, power or remedy against any other Maker, any other Loan Party, any other Person, any collateral security or otherwise; (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the indebtedness evidenced hereby or the release or compromise of any obligation of any nature of any Person with respect thereto; (iii) any surrender, release or exchange of all or any part of any collateral now or hereafter securing payment, performance and/or observance of any of the indebtedness evidenced hereby or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (iv) any action or inaction on the part of the Payee, the Administrative Agent, any Issuing Bank or any other Lender, or any other event or condition with respect to any other Maker, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such other Maker, or a guarantor or surety of or for any or all of the indebtedness evidenced hereby; and (v) any other act, matter or thing (other than payment or performance of the indebtedness evidenced hereby) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such or any other Maker.

12. Renewal and Extension. This Note is given in substitution, replacement, renewal and/or extension of, but not extinguishing the indebtedness evidenced by, that [Revolving Loan Note dated as of December 31, 2007 executed by Allscripts Healthcare Solutions, Inc. and certain of its subsidiaries to the order of JPMorgan Chase Bank, N.A. in the original principal amount of Sixty Million and 00/100 Dollars ($60,000,000.00)], including previous renewals or modifications thereof, if any (the “Prior Note”), and is not a novation thereof. The indebtedness evidenced by the Prior Note is continuing indebtedness and nothing contained herein shall be deemed to constitute payment, settlement or a novation of the indebtedness evidenced thereby, or release or otherwise adversely affect any lien or security interest securing such indebtedness. All interest and other amounts evidenced by the Prior Note and not paid as of or prior to the date hereof shall continue in effect and be payable hereunder.

[SIGNATURE PAGE TO FOLLOW]

EXHIBIT C-1

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

ALLSCRIPTS, LLC, a Delaware limited liability company

By:
Name:
Title:

A4 HEALTH SYSTEMS, INC., a North Carolina corporation

By:
Name:
Title:

A4 REALTY, LLC, a North Carolina limited liability company

By:
Name:
Title:

EXTENDED CARE INFORMATION NETWORK, INC., a Delaware corporation

By:
Name:
Title:

[MISYS HEALTHCARE SYSTEMS LLC, a North Carolina limited liability company

By:
Name:
Title: ]

EXHIBIT C-1

EXHIBIT C-2

FORM OF

BACKSTOP LOAN NOTE

[$ ]	[Date]

Chicago, Illinois

FOR VALUE RECEIVED, Allscripts Healthcare Solutions, Inc., a Delaware corporation, Allscripts LLC, a Delaware limited liability company, A4 Health Systems, Inc., a North Carolina corporation, A4 Realty, LLC, a North Carolina limited liability company, Extended Care Information Network, Inc., a Delaware corporation, and Misys Healthcare Systems LLC, a North Carolina limited liability company (together with permitted successors, herein collectively called “Makers”), jointly and severally promise to pay to the order of                      (“Payee”), at the office of [Payee], in                     , in immediately available funds and in lawful money of the United States of America, the principal sum of                      and No/100 Dollars ($                    ) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates provided in that certain Amended and Restated Credit Agreement dated as of                     , 2008 (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”) among Makers, certain Lenders (including the Payee) and JPMorgan Chase Bank, N.A., as Administrative Agent. Any term defined in the Credit Agreement which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Credit Agreement.

1. Credit Agreement; Advances. This note has been issued pursuant to the terms of the Credit Agreement, and is one of the Backstop Loan Notes referred to in the Credit Agreement. This note shall be governed by the terms and provisions of the Credit Agreement. Reference is hereby made to the Credit Agreement for all purposes. Payee is entitled to the benefits of the Credit Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Makers. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Makers’ obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Makers’ entitlement to credit for that payment as of the date received by the holder.

2. Mandatory Payments of Principal and Interest.

(a) Principal and interest on this note shall be due and payable as provided in the Credit Agreement.

EXHIBIT C-2

(b) To the extent not earlier required to be paid pursuant to the terms of the Credit Agreement, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable on the Backstop Loan Maturity Date.

(c) The Credit Agreement provides for required prepayments of the indebtedness evidenced hereby upon terms and conditions specified therein.

3. Default. The Credit Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.

4. Waivers by Makers and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, each Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty at any time existing or by the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

5. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

6. Choice of Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF ILLINOIS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

7. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and permitted assigns of Makers and Payee.

8. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note (absent manifest error).

9. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.

10. Joint and Several Obligations. Each of the Makers shall be jointly and severally liable hereunder regardless of which of the Makers actually receives the proceeds of any indebtedness evidenced hereby, or the manner in which the Makers, the Administrative Agent or any of the Lenders account therefor in their respective books and records. Each Maker’s

EXHIBIT C-2

obligations and liabilities with respect to the indebtedness evidenced hereby, and each Maker’s obligations and liabilities arising as a result of the joint and several liability of the Makers hereunder, shall be primary and distinct obligations of such Maker. The joint and several liability of each Maker hereunder shall be impaired or released by (i) any failure of the Payee, the Administrative Agent, any Issuing Bank or any other Lender, or any successors or assigns thereof, to assert any claim or demand or to exercise or enforce any right, power or remedy against any other Maker, any other Loan Party, any other Person, any collateral security or otherwise; (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the indebtedness evidenced hereby or the release or compromise of any obligation of any nature of any Person with respect thereto; (iii) any surrender, release or exchange of all or any part of any collateral now or hereafter securing payment, performance and/or observance of any of the indebtedness evidenced hereby or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (iv) any action or inaction on the part of the Payee, the Administrative Agent, any Issuing Bank or any other Lender, or any other event or condition with respect to any other Maker, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such other Maker, or a guarantor or surety of or for any or all of the indebtedness evidenced hereby; and (v) any other act, matter or thing (other than payment or performance of the indebtedness evidenced hereby) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such or any other Maker.

[SIGNATURE PAGE TO FOLLOW]

EXHIBIT C-2

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

ALLSCRIPTS, LLC, a Delaware limited liability company

By:
Name:
Title:

A4 HEALTH SYSTEMS, INC., a North Carolina corporation

By:
Name:
Title:

A4 REALTY, LLC, a North Carolina limited liability company

By:
Name:
Title:

EXTENDED CARE INFORMATION NETWORK, INC., a Delaware corporation

By:
Name:
Title:

MISYS HEALTHCARE SYSTEMS LLC, a North Carolina limited liability company

By:
Name:
Title:

EXHIBIT C-2

EXHIBIT D-1

JOINDER AGREEMENT FOR LOAN GUARANTOR

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     , 200  , is entered into between                                                          , a                      (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of                     , 2008 among Allscripts Healthcare Solutions, Inc., a Delaware corporation, Allscripts, LLC, a Delaware limited liability company, A4 Health Systems, Inc., a North Carolina corporation, A4 Realty, LLC, a North Carolina limited liability company, Extended Care Information Network, Inc., a Delaware corporation [and Misys Healthcare Systems LLC, a North Carolina limited liability company] (the “Borrowers”), the Loan Parties party thereto, the Lenders party thereto and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Borrower and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

EXHIBIT D-1

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such other documents and instruments as requested by the Administrative Agent in accordance with the Credit Agreement.

3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT D-1

EXHIBIT D-2

JOINDER AGREEMENT FOR NEW BORROWER

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     , 200  , is entered into between                                         , a                      (the “New Borrower”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of                     , 2008 among Allscripts Healthcare Solutions, Inc., a Delaware corporation, Allscripts, LLC, a Delaware limited liability company, A4 Health Systems, Inc., a North Carolina corporation, A4 Realty, LLC, a North Carolina limited liability company, and Extended Care Information Network, Inc., a Delaware corporation (the “Borrowers”), the Loan Parties party thereto, the Lenders party thereto and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Borrower and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Borrower will be deemed to be a “Borrower” for all purposes under the Credit Agreement and a “Maker” for all purposes under each of the Notes. The New Borrower shall have all of the obligations of a “Borrower” under the Credit Agreement as if it had executed the Credit Agreement in such capacity and as a “Maker” under each of the Notes as if it had executed each of the Notes in such capacity. The New Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, the Notes and the other Loan Documents, including without limitation (a) all of the representations and warranties of the Borrowers set forth in Article III of the Credit Agreement, and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Borrower hereby agrees, as set forth in Section 2.21 of the Credit Agreement and as set forth in the Notes, to be jointly and severally liable for the Obligations strictly in accordance with the terms thereof.

2. If required, the New Borrower is, simultaneously with the execution of this Agreement, executing and delivering such other documents and instruments as requested by the Administrative Agent in accordance with the Credit Agreement.

3. The address of the New Borrower for purposes of Section 9.01 of the Credit Agreement is as follows:

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4. The New Borrower hereby waives acceptance by the Administrative Agent and the Lenders of the obligations of the New Borrower upon the execution of this Agreement by the New Borrower.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

IN WITNESS WHEREOF, the New Borrower has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW BORROWER]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT D-2